Exhibit 10.2

SORRENTO THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of September 21, 2012 (the “Effective Date”), is made by and between Sorrento Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Richard G. Vincent (the “Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company mutually desire to set forth the terms and conditions upon which the Company will compensate Executive for his services as an employee following the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. From and after the Effective Date, the Company shall employ Executive and Executive shall be employed by the Company, for the period and in the position set forth in this Section 1, subject to the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and continue thereafter until terminated in accordance with Section 3.

(c) Position and Duties. Executive shall serve as Chief Financial Officer of the Company with such customary responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the President and Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”), consistent with such position. In the performance of such duties, Executive shall report to the CEO. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) continue to provide consulting services to those companies with which Executive is engaged as of the Effective Date for a reasonable transition period following the Effective Date, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at a rate of $300,000 per annum (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed (and may be adjusted) from time to time by the Board or an authorized committee of the Board.

(b) Bonus. Executive will be eligible to participate in an annual incentive program established by the Board or an authorized committee of the Board. Executive’s target annual incentive compensation under such incentive program shall be twenty-five percent (25%) of his Annual Base Salary (the “Annual Bonus”). The Annual Bonus payable under the annual incentive program shall be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board. The payment of each Annual Bonus shall be subject to Executive’s continued employment with the Company through the date of payment, and shall be paid between January 1st and March 15th of the calendar year following the calendar year to which it relates.

(c) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(d) Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.	Termination.

The Company and Executive acknowledge that Executive’s employment during the Term will be at-will, as defined under applicable law, and that Executive’s employment with the Company during the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(iii) Termination by the Company. The Company may terminate Executive’s employment with or without “Cause” (as defined below).

(iv) Resignation by Executive. Executive may resign Executive’s employment with the Company with or without “Good Reason” (as defined below).

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, and (ii) specifying a Date of Termination (as defined below) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (iv) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to this Section 3(b), whichever is earlier.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or vested benefits accrued under any employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(d) Severance on Termination Without Cause or Resignation for Good Reason.

(i) Severance. If Executive is terminated without Cause or if Executive resigns for Good Reason, then, subject to Executive signing on or before the forty-fifth (45th) day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in a form reasonably acceptable to the Company (the “Release”), and Executive’s continued compliance with Section 4, Executive shall receive, in addition to the compensation set forth in Section 3(c), the following:

(A) an amount equal to Executive’s then current Annual Base Salary, payable in a lump sum on the First Payment Date (as defined below);

(B) for the twelve (12) month period following Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall arrange to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Separation from Service with health (including medical and dental) insurance benefits substantially similar to those provided to such dependents immediately prior to the date of such Separation from Service. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Executive’s Separation from Service, or if the Company cannot provide the foregoing benefits in a manner that exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to twelve (12) multiplied by the monthly premium Executive would be required to pay for continuation coverage pursuant to the COBRA for his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of Separation from Service), which amount shall be paid on the First Payment Date.

(ii) Definition of Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon: (A) Executive’s dishonesty that is intended to materially injure the business of the Company or its affiliates; (B) Executive’s conviction of a felony; or (C) Executive’s wanton or willful dereliction of duties that is not cured within thirty (30) days after Executive is provided written notice of such dereliction of duties by the Company.

(iii) Definition of Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, the Executive’s resignation will be for “Good Reason” if the Executive resigns within ninety (90) days after any of the following events, unless Executive consents to the applicable event: (A) a decrease in Executive’s Annual Base Salary or annual target bonus opportunity, other than a reduction in Executive’s Annual Base Salary or annual target bonus opportunity that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (B) a material decrease in the Executive’s authority or areas of responsibility as are commensurate with such Executive’s title or position (other than in connection with a corporate transaction where the Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (C) the relocation of the Executive’s primary office to a location more than thirty-five (35) miles from the Company’s then current headquarters. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (1) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (2) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

(e) No Other Compensation. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in this Section 3, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason other than being terminated without Cause or if Executive resigns without Good Reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in Section 3(c). Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.

(f) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.	Restrictive Covenants.

(a) General. Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with, access to its proprietary information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions (A) against unfair competition, (B) respecting Executive’s use of proprietary information and the protection of such information, and (C) the ownership of inventions developed by Executive in the course of Executive’s engagement or employment by or relationship with the Company, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment.

(b) Noncompetition; Nonsolicitation.

(i) Noncompetition. Executive shall not, at any time during the Term, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii) Nonsolicitation. Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company to (A) terminate or reduce its arrangement or business with the Company, or (B) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee or independent contractor of the Company to terminate his or her employment or arrangement with the Company, or (y) employ any such individual during his or her employment or engagement with the Company and for a period of twelve months after such individual terminates his or her employment or engagement with the Company.

(iii) Blue Penciling. In the event the terms of this Section 4(b) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) Proprietary Information and Inventions Agreement. Executive and the Company have executed the Company’s standard Proprietary Information and Inventions Agreement, which agreement is attached hereto as Exhibit A and incorporated herein by reference (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of his therein contained.

(d) Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(e) Non-Disparagement. Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

(f) Definitions. As used in this Section 4, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.

(g) Rights and Remedies Upon Breach. It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 4 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. In addition, in the event Executive breaches any of the provisions of this Section 4, the Company shall be entitled to immediately cease all payments under Section 3(d) above.

(h) Acknowledgment by Executive. Executive has carefully read and considered the provisions of this Section 4, and, having done so, agrees that the restrictions set forth in this Section 4, including, but not limited to, the Restriction Period, are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

5.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any affiliate or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

6.	Miscellaneous Provisions.

(a) Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Attention: President and Chief Executive Officer

Facsimile: (858) 210-3759

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive; or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, together with the Proprietary Information and Inventions Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any offer letter or consulting agreement between the Company and Executive; however, Executive hereby reaffirms his obligations under any previous confidentiality, assignment of inventions or noncompetition agreement with the Company and agrees that this Agreement does not supersede or modify any continuing obligations thereunder. The Company shall be entitled to enforce any and all such agreements against Executive to ensure that the Company receives the benefit of all such agreements. To the extent any of such prior confidentiality, assignment of inventions or noncompetition agreements previously entered into by Executive and the Company conflict with the terms of this Agreement, those provisions that are more favorable to the Company shall prevail. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration. Both Executive and the Company agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from your employment by the Company (other than workers’ compensation claims) or the terms, interpretation, performance, breach, or arbitrability of this Agreement to final and binding arbitration before a single neutral arbitrator in San Diego County, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the Parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the Parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Each Party shall bear his, her or its own attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, unless the arbitrator find that a statutory award of attorneys’ fees is appropriate. The Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If either Party is required to compel arbitration of a dispute governed by this paragraph, the Party prevailing in that proceeding shall be entitled to recover from the other Party reasonable costs and attorneys’ fees incurred to compel arbitration. This Section 6(i) is intended to be the exclusive method for resolving any and all claims by Executive or the Company against each other for payment of damages under this Agreement or relating to Executive’s employment or service; provided, however, that neither this Agreement nor the submission to arbitration shall limit Executive’s or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Executive and the Company expressly waive their respective rights to a jury trial.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4 and 6 shall survive any termination of this Agreement.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid until the fifty-fifth (55th) day following Executive’s Separation from Service (the “First Payment Date”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one calendar year shall not affect the amount eligible for reimbursement in any subsequent calendar year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

7.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/s/ Richard G. Vincent
Richard G. Vincent

[Signature Page to Rich Vincent Employment Agreement]

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[Attached]

SORRENTO THERAPEUTICS, INC.

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

I acknowledge and understand that Sorrento Therapeutics, Inc. is engaged in a continuous program of research and development with respect to its business.

I. DEFINITIONS.

I acknowledge and understand that:

1.	Definitions for the capitalized terms used in this Proprietary Information And Inventions Agreement (including the Attachments attached hereto, “Agreement”) shall have the meanings provided below. Where the context so indicates, a word in the singular form shall include the plural and vice-versa:

1.1	“Company” as used herein, shall mean, collectively, Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), and each subsidiary and affiliate of the foregoing, provided that, for purposes of this definition, I shall not be deemed an affiliate of Sorrento.

1.2	“Inventions” as used herein, means all data, discoveries, designs, developments, formulae, ideas, improvements, inventions, know-how, processes, programs, databases, trade secrets and techniques, whether or not patentable or registerable under copyright, trademark or similar statutes, and all designs, trademarks and copyrightable works that I made or conceived or reduced to practice or learned, either alone or jointly with others, during the period of my employment which: (i) are related to or useful in the business of the Company or to the Company’s actual or demonstrably anticipated research, design, development, experimental production, financing, manufacturing, licensing, distribution or marketing activity; or (ii) result from tasks assigned me by the Company; or (iii) result from the use of premises or equipment owned, leased or contracted for by the Company.

1.3

“Proprietary Information” shall mean confidential information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged or proposes to be engaged. By way of illustration but not limitation, “Proprietary Information” includes: (i) inventions, knowledge, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, discoveries, designs, techniques and sensitive information the Company receives from its customers or receives from a third party under a confidentiality obligation; (ii) technical information relating to the Company’s existing and future products, including, where appropriate and without limitation, manufacturing techniques and procedures, production controls, software, firmware, information, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specification and part lists, names of suppliers, structures, models, techniques, processes and apparatus relating to the same disclosed by the Company to me or obtained by me through observation or examination of information or developments; (iii) marketing information (including without limitation marketing strategies, customer names and requirements and products and services, prices, margins and costs); (iv) future product plans; (v) financial information provided to me by the Company; (vi) personnel information (including without limitation employee compensation); and (vii) other confidential business information.

II. ACKNOWLEDGEMENTS.

1.	My employment creates a relationship of confidence and trust between the Company and me with respect to any information: (i) applicable to the business of the Company; or (ii) applicable to the business of any customer or partner of the Company; or (iii) which the Company is under a contractual obligation to keep confidential which may be made known to me by the Company or by any customer or partner of the Company, or learned by me through my employment with the Company.

2.	The Company possesses and will continue to possess Proprietary Information.

III. AGREEMENT.

In consideration of my employment or continued employment by the Company, and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	Protection of Proprietary Information.

1.1	Property of the Company. All Proprietary Information shall be the sole property of the Company and its assigns or a third party, as applicable, and the Company and its assigns or such third party shall be the sole owner of all patents and other rights in connection with such Proprietary Information. I hereby irrevocably transfer and assign to the Company any rights I may have or acquire in any or all Proprietary Information. During the term of my employment by the Company and at all times thereafter, I will keep in confidence and trust all Proprietary Information, and I will not directly or indirectly disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. I will obtain the Company’s prior written approval before publishing or submitting for publication any material that relates to my work at the Company or incorporates any Proprietary Information. My obligations regarding Proprietary Information shall continue until such time as the Proprietary Information is publicly known without fault on my part.

1.2	Property of Third Parties. I recognize that the Company has received and in the future will receive information from third parties, which is private or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree, during the term of my employment and thereafter, to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose or use it, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party. My obligations regarding the private or proprietary information of third parties shall continue until such time as such private or proprietary information is publicly known without fault on my part.

2.	Avoid Conflict of Interest. During the course of my employment, I shall inform the Company before accepting any employment, consulting or other relationship with another person or entity (i) in any field related to the Company’s line of business, or (ii) in a position that requires a significant time commitment. Lack of objection by the Company regarding any particular outside activity does not in any way reduce my obligations under this Agreement.

3.	Return of Materials. All apparatus, computers, computer files and media, data, documents, drawings, engineering log books, equipment, inventor notebooks, programs, prototypes, records, samples, equipment and other information and physical property, whether or not pertaining to or constituting Proprietary Information, furnished to me by the Company, or produced by myself or others in connection with my employment, shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment, and I will not take with me any such property or any reproduction of such property upon such termination. I further agree that any property situated on the Company’s premises and owned by the Company, including computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without cause and with or without notice.

4.

Non-Solicitation. I agree that during the term of my employment with the Company and for six (6) months thereafter (the “Restricted Period”), I will not, and will not permit any affiliate of mine under my control to, in each case either directly or indirectly, for my own account or otherwise: (i) solicit, induce, or attempt to solicit or induce any employee, consultant or contractor of the Company or any current or former subsidiary or affiliate of the Company (each, an “Affiliate”) to terminate its employment, consulting or contractual relationship with the Company or any Affiliate; or (ii) take any other action that would reasonably be expected to cause such employee, consultant or contractor of the Company or any Affiliate to terminate his or her employment, consulting or contractual relationship with the Company or any Affiliate. Further, I acknowledge that I have learned or acquired, and will learn and acquire, Proprietary Information about the Company, and the Company’s customers and suppliers. In order to prevent the misuse of such Proprietary Information, I agree that, during the Restricted Period, I will not solicit the business of the Company’s customers and/or any customer of a Affiliate (including any people or entities that were customers or suppliers of the Company and/or any Affiliate during the 12-month period prior to the termination of my employment with the Company) for services similar to those performed, or goods similar to those sold, by the Company and/or any Affiliate. I acknowledge that this provision is essential to the Company’s business, without which the Company would not have entered into this Agreement.

5.	Inventions. I will promptly disclose in confidence to the Company, or to any persons designated by it, any and all Inventions; such disclosure obligations shall continue for twelve (12) months after termination of my employment with respect to any and all Inventions made, conceived, reduced to practice or learned by me before the termination of my employment.

6.	Ownership and Protection of Inventions.

6.1	The Company owns Inventions. I agree that any and all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks, copyrights and other rights in connection with Inventions.

6.2

Inventions Protection. I hereby irrevocably transfer and assign to the Company any rights I may have or acquire in Inventions. In addition, to the extent permitted by federal copyright law, the parties agree that any works resulting from my work under this Agreement shall be “works for hire” as defined in the federal copyright law. I hereby irrevocably transfer and assign to the Company all of my works of authorship and all worldwide copyrights, trademarks, patents, patent applications, trade secrets and other similar rights (“Intellectual Property Rights”) in (i) such works to the extent such works result from my employment with the Company or are otherwise provided for under the terms of this Agreement and (ii) any Inventions. I further agree, as to any and all Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce Intellectual Property Rights in Inventions in any and all countries. To that end, I will perform any further acts and execute and deliver all documents for use in applying for and obtaining such Intellectual Property Rights therein and enforcing the same, as the Company may desire, together with any assignments of such protections to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing Intellectual Property Rights in Inventions in any and all countries shall continue beyond the termination of my employment, but, after such termination, the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. I acknowledge that I may be unavailable when the Company needs to secure my signature for lawful and necessary documents required to apply for or execute any Intellectual Property Rights with respect to Inventions (including renewals, extensions, continuations, divisions or continuations in part of patent applications). Therefore, I irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, to act for and in my behalf and instead of me, to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks and other protections on Inventions with the same legal force and effect as if executed by me. The Company shall also have the right to keep any and all Inventions as trade secrets.

6.3	Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.

6.4	Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company, and to promptly disclose the same to my immediate supervisor or to any persons designated by the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company, The records will be available to and remain the sole property of the Company at all times.

7.

List of Pre-Employment Inventions. I have attached to this Agreement as Attachment A a complete list of all developments, discoveries, improvements, inventions, trade secrets, technical or journal writings or other works of authorship which I have made or conceived or first reduced to practice alone or jointly with others prior to my engagement by the Company which are not subject to a confidentiality agreement that would bar such listing (collectively “Pre-Employment Inventions”); and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have made no such Pre-Employment Inventions at the time of signing this Agreement. The Company will not require me to assign any rights I may have in any of the listed Pre-Employment Inventions. Furthermore, the listed Pre-Employment Inventions will not be classified as Proprietary Information or Inventions. Notwithstanding the above, if, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Pre-Employment Invention or any other inventions, technical writings, papers, journal articles, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which are owned by me or in which I have an exclusive interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, use and sell such Pre-Employment Invention as part of or in connection with such product, process or machine. I acknowledge and agree that the Company and its subsidiaries or affiliates are free to compete or develop information, inventions and products within the areas and type of the Pre-Employment Inventions.

8.	No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and my employment by the Company does not and will not breach any invention assignment agreement or any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement. I also understand that I am not to breach any obligation of confidentiality I have to others during my employment with the Company.

9.	No Improper Use of Information of Prior Employers or Others. As part of the consideration for the offer of employment by the Company and of my employment or continued employment by the Company, I have not brought and will not bring to the Company, or use or disclose in the performance of my responsibilities any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity which are not generally available to the public, unless I have obtained their written authorization for its possession and use. I further represent, warrant and agree that I have not and will not solicit, induce, recruit or encourage any other individual to leave his or her employment, where I am or should be reasonably aware that such action on my part would breach any agreement I may have with a third party.

10.	Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer (or party to which I otherwise provide services) of my rights and obligations under this Agreement.

11.	Governing Law Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.

Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14.	Term of Employment. I understand that my employment is “at will” and that I or the Company may terminate my employment at any time, for any reason or no reason, with or without cause and with or without notice.

15.	Section 2870 Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Attachment B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

15.1 Notwithstanding this Section 15, during the term of my employment, I shall disclose in confidence to the Company any Invention in order to permit the Company to make a determination as to compliance by me with the terms and conditions of this Agreement. I understand that should a dispute arise as to whether a given invention qualifies fully for protection under Section 2870, I bear the burden of proving that the Invention fully qualifies for protection thereunder.

16.	Survival of Obligations. This Agreement shall survive termination of my employment, regardless of the circumstances of such termination.

17.	Effective Date. This Agreement shall be effective as of the first day of my employment by the Company which is September, 21, 2012.

18.	Binding Effect. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and shall inure to the benefit of successors and assigns of the Company. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

19.

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us, whether orally or in writing. I hereby reaffirm my obligations under any previous confidentiality, assignment of inventions or noncompetition agreement with the Company and agree that this Agreement does not supersede or modify any continuing obligations thereunder. The Company shall be entitled to enforce any and all such agreements against me to ensure that the Company receives the benefit of all such agreements. To the extent any of such prior confidentiality, assignment of inventions or noncompetition agreements previously entered into by me and the

Company conflict with the terms of this Agreement, those provisions that are more favorable to the Company shall prevail. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

21.	Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

22.	Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, forty-eight (48) hours after the date of mailing.

23.	Attachments. The following Attachments are made a part of and incorporated by reference into this Agreement:

Attachment A: List of Pre-Employment Inventions.

Attachment B: Limited Exclusion Notification required by California Labor Code

Section 2872.

[remainder of page intentionally left blank]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date:	September 21, 2012	/s/ Richard Vincent
Employee Signature

Richard Vincent
Name (type or print)

Accepted and Agreed to:

SORRENTO THERAPEUTICS, INC.

By:

Name:

Title:

ATTACHMENT A

LIST OF PRE-EMPLOYMENT INVENTIONS

This List of Pre-Employment Inventions, along with any attached pages, is part of and incorporated by reference into the attached PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

The following is a complete list of all developments, discoveries, improvements, inventions, trade secrets, technical or journal writings or other works of authorship, which I have made or conceived or first reduced to practice alone or jointly with others prior to my engagement by the Company which are not subject to a confidentiality agreement that would bar such listing (collectively “Pre-Employment Inventions”). I understand that the Company will not require me to assign any rights I may have in any of the listed Pre-Employment Inventions. 1 further understand that the listed Pre-Employment Inventions will not be classified as Proprietary Information or Inventions.

Notwithstanding the above, if, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Pre-Employment Invention or any other inventions, technical writings, papers, journal articles, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which are owned by me or in which I have an exclusive interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, use and sell such Pre-Employment Invention as part of or in connection with such product, process or machine.

I represent that this list of Pre-Employment Inventions is complete.

☒	No Pre-Employment Inventions to report.

☐	See below.

☐	Additional sheets attached.

/s/ Richard Vincent
Name of Employee

September 21, 2012
Date

ATTACHMENT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Richard Vincent
(PRINTED NAME OF EMPLOYEE)

Date:	September 21, 2012

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)